NovaDel Announces Positive Results from Pharmacokinetic Study of
Improved Sumatriptan Oral Spray Formulation

-Clinical Program to be Completed in 2007-

-Data Supports Potential for Fast Migraine Relief-

Flemington, NJ, September 28, 2006 – NovaDel Pharma Inc. (AMEX: NVD) today announced positive results from a pharmacokinetic study of its improved oral spray formulation of sumatriptan, the active ingredient in GlaxoSmithKline’s leading migraine remedy, Imitrex®.

Results from this pilot study demonstrate that sumatriptan oral spray achieves a statistically significant faster rate of absorption than Imitrex® tablets. The rate of drug absorption is believed to be the most important predictor of the degree and speed of migraine relief. Based on these positive findings, NovaDel plans to complete the pivotal pharmacokinetic program in 2007 to support a New Drug Application under the 505(b)(2) regulatory pathway.

“These exciting results further reinforce our belief that sumatriptan oral spray will provide significant clinical benefits to migraine sufferers including faster relief than Imitrex tablets as well as greater tolerability than triptan nasal sprays,” commented Jan Egberts M.D., President and CEO of NovaDel. “Migraine sufferers want rapid, effective and predictable relief and many experience nausea and vomiting during attacks making tablets difficult to take. We therefore believe our sumatriptan oral spray could provide migraine sufferers with a new, improved therapeutic alternative.”

Percentage of Subjects Reaching Critical Plasma
Concentration Level

0

10

20

30

40

50

60

70

80

90

100

Percent (%)

3 Min

6 Min

9 Min

12 Min

20 mg Spray

50 mg Tab

Critical plasma concentration level is derived from the published data for the currently marketed 5 mg Imitrex® nasal spray.

Time Post-Dosing

About Sumatriptan Oral Spray Study

Study Design

Sumatriptan oral spray was evaluated in a four-arm, crossover pharmacokinetic study comparing 50 mg Imitrex® tablets to 20 mg and 30 mg of the oral spray in 10 healthy male volunteers under fasting conditions. Additionally, the pharmacokinetics of 20 mg oral spray after a meal were evaluated.

Fast Oral Mucosal Absorption of Sumatriptan

At least 90% of subjects receiving sumatriptan oral spray had detectable drug levels at three minutes post-dosing, while at the same timepoint, only 10% of subjects receiving 50 mg Imitrex tablets had detectable drug levels. These differences were statistically significant. At 3 to 6 minutes post dosing, all oral spray groups had statistically significantly higher mean concentration levels compared to 50 mg Imitrex tablet. Using published data for the currently marketed Imitrex nasal spray as a proxy for therapeutic blood levels, we observed that by 6 minutes post-dosing, 100% of the 20 mg oral spray users achieved these critical plasma concentration levels while none of the subjects from the Imitrex tablet group did so by this timepoint. (Please refer to the included graph, “Percentage of Subjects Reaching Critical Plasma Concentration Level.”) This result was also statistically significant. Furthermore, the study indicates up to a 50% increase in relative bioavailability of oral spray in comparison to the Imitrex tablet. Sumatriptan oral spray was well tolerated.

Comparison to Imitrex Nasal Spray Published Data

Time to the first peak plasma concentration of sumatriptan -- which represents drug absorbed directly across the oral mucosa -- was approximately 70% faster with the 20 mg oral spray than what has been reported in the literature for the same dose of the Imitrex nasal spray (6 min. vs. 20 min.). The mean concentration level achieved during this critical first phase of absorption is approximately 30% greater for the oral spray than what was observed in published studies of the nasal spray (10.9 ng/mL vs. 8.5 ng/mL). Relative bioavailability after administration of 20 mg oral spray appears to be greater than published estimates for the same dose of the Imitrex nasal spray. Imitrex nasal spray was not included in this clinical study.

About Migraine Headaches

According to the American Medical Association, an estimated 26 million people in the U.S. suffer from migraines. An estimated 150 million workdays, which translates into 1,200 million work hours, are reported lost due to the onset of migraines. Migraines cost employers an estimated $13 billion annually. Migraine headaches are debilitating disorders that potentially prevent patients from completing daily tasks. Migraines are diagnosed by their symptoms, which include but are not limited to throbbing pain on one side of the head, nausea and vomiting, and sensitivity to light (photophobia) and to sound (phonophobia). “Common” migraines are those characterized without the onset of an aura. “Classic” migraines are classified by the onset of an aura, a combination of visual, auditory and olfactory symptoms that occur before headache pain. The migraine headache market is approximately $2 billion, with Imitrex® accounting for approximately half of category sales.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is an emerging specialty pharmaceutical company that is developing and commercializing oral spray therapeutics to fulfill unmet medical needs predominantly focused on neurology. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

Imitrex® is a registered trademark of GlaxoSmithKline.

***

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.
Michael Spicer (908) 782 – 3431, ext. 2550
or
MacDougall Biomedical Communications
Chris Erdman (508) 647 – 0209 ext. 14